TERMINATION AGREEMENT


          This Termination Agreement, made as of this 17th day of October, 1997 by and between U.S. WATS, INC., a New York corporation with offices at 111 Presidential Boulevard, Suite 114, Bala Cynwyd, Pennsylvania 19004 (the "Company") and CHRISTOPHER SHANNON, residing at 288 Fox Hound Drive, Doylestown, Pennsylvania 18901 (the "Executive").


                                 WITNESSETH:


          WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement made as of the 3rd day of March, 1997 (the "Employment Agree ment"); and

          WHEREAS, the Company and the Executive are desirous of terminating the Employment Agreement effective immediately;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, intending to be legally bound, the parties hereto agree as follows:

          1. Employment. The Company and the Executive agree that the Execu tive's employment by the Company is terminated as of October 17, 1997. Executive shall sign promptly upon request all documents reasonably required to transition his duties and responsi bilities to other persons designated by the Company.


          2. Severance. Notwithstanding the termination of Executive's employment with the Company, the Company shall pay the Executive the sum of $52,000 upon execution of this Termination Agreement, in two (2) equal installments of $26,000 due on October 20, 1997 and December 12, 1997.

          3. Options. All of the stock options granted by the Company to Executive, whether or not those stock options have vested, shall terminate as of the date hereof, except that options to purchase up to 56,667 shares of the Company's Common Stock at an exercise price of $1.219 per share, granted to Executive pursuant to a Stock Option Agreement dated as of March 3, 1997, shall continue in effect until April 15, 1998. The common stock issuable upon exercise of such stock options shall be registered with the Securities and Exchange Commission in order to permit public sale of such shares. The options not exercised shall terminate on April 15, 1998.

          4. Confidentiality. The provisions of section 8 of the Employment Agreement shall survive this Termination Agreement, except for section 8.1(iii). Nothing in this Termination Agreement shall be deemed to prohibit Executive from engaging in or becoming interested in or associated with any other person, corporation, firm, partnership or other entity engaged in a business which is competitive with any business conducted or contemplated by the Company, provided that Executive shall not disclose or utilize in such activity any confidential information of the Company.

          5. Indemnification. The Company agrees to indemnify fully and hold harmless Executive from any claim or liability resulting from claims of third parties arising out of the performance of his duties under the Employment Agreement. The Company's obliga tions hereunder shall include all expenses of defending Executive in connection with any such claim or liability, as well as providing Executive with counsel reasonably acceptable to him and to the Company. Nothing in this paragraph shall obligate the Company to indemnify or hold harmless Executive for claims or liability arising out of deliberate wrongdoing by Executive as determined by a court of competent jurisdiction. The Company shall advance the expenses of defending Executive until such time as a court of competent jurisdiction deter mines that Executive has engaged in deliberate wrongdoing. Executive shall promptly repay the Company all expenses advanced on his behalf upon a finding by a court of competent jurisdiction that he has engaged in deliberate wrongdoing. Nothing in this paragraph shall be deemed to affect any coverage or obligation under any insurance policy maintained by the Company for the benefit of Executive.

          6. Return of Company Property. Executive shall return to the Company all computers, cellular telephones, pagers, safety deposit box keys and other property of the Company that are in his possession. Executive shall further return to the Company all memoranda, notes, records, reports and other information, whether preserved on paper or on a computer or computer disk (and all copies thereof) relating to the businesses of the Company, which Executive obtained while employed by, or otherwise serving or acting on behalf of the Company and which he may possess or have under his control.

          7. Disability Insurance. Executive shall pay to the Company $1,200 upon execution of this Termination Agreement. Company shall convey to Executive all of its right, title and interest in a certain disability insurance policy on Executive, including the right, if any, to any return premium on termination thereof.

          8. Release. The Company and the Executive each waive, release and forever discharge one another of and from any and all past or present causes of action, suits, agreements or other claims which one may have against the other upon or by reason of any matter, cause or thing whatsoever arising out of Executive's employment by the Company and each promises not to file a lawsuit to assert such claims; provided, however, that this release shall not apply to the obligations set forth in this Termination Agreement.

          9. Business Goodwill. At all times following the date hereof, Executive shall make no comments or take any other actions, direct or indirect, that will reflect adversely on the Company or its officers, directors, employees or agents in such capacity or adversely affect their respective business reputations or goodwill. At all times following the date hereof, the Board of Directors, each director and each officer of the Company and Stephen Parker and Aaron Brown shall make no comments or take any other actions, direct or indirect, that will reflect adversely on Executive or adversely affect his business reputation or goodwill.

          10. Entire Agreement. This Termination Agreement contains the entire agreement of the parties.

          11. Applicable Law. This Termination Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement the day and year aforesaid.

                               U.S. WATS, INC.


                               By:_________________________________



                               ____________________________________
                               Stephen Parker


                               ____________________________________
                               Aaron R. Brown


                               ____________________________________
                               Christopher Shannon